UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8647322
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3150 Sabre Drive Southlake, Texas	76092
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

N/A

(Title of class)

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed by Sabre Corporation (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2026.

Item 1. Description of Registrant’s Securities to be Registered.

On March 5, 2026, the Company and Equiniti Trust Company, LLC (the “Rights Agent”) entered into an Amendment (the “Amendment”) to the Rights Agreement, dated as of March 1, 2026, by and between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment terminated the Rights Agreement by advancing the Final Expiration Time (as defined in the Rights Agreement) to 5:00 P.M., New York City time, on March 6, 2026. As a result, all of the Rights (as defined in the Rights Agreement) expired and are no longer outstanding.

The Amendment was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2026, and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference thereto.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Form of Certificate of Designations of Series B Preferred Stock of Sabre Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 2, 2026).

3.2	Form of Certificate of Elimination of Series B Preferred Stock of Sabre Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 5, 2026).

4.1	Rights Agreement, dated as of March 1, 2026, between Sabre Corporation and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 2, 2026).

4.2	Amendment to Rights Agreement, dated as of March 5, 2026, between Sabre Corporation and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 5, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SABRE CORPORATION

By:	/s/ Rochelle Boas
Name: Rochelle Boas
Title: Executive Vice President and Chief Legal Officer

Date: March 6, 2026